Exhibit 2.1

EXECUTION VERSION

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Second Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of March 12, 2021, is made by and among Just Eat Takeaway.com N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (“Parent”), Checkers Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Checkers Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub II”), and Grubhub Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Merger Agreement (as defined herein).

RECITALS

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger Agreement on June 10, 2020 (as amended by the First Amendment, the “Merger Agreement”);

WHEREAS, the parties hereto entered into that certain First Amendment to Agreement and Plan of Merger on September 4, 2020 (the “First Amendment”); and

WHEREAS, subject to the terms and conditions set forth in this Amendment, the parties desire to amend the Merger Agreement to provide that each five Parent ADSs issued pursuant to the Merger Agreement shall represent one Parent Ordinary Share.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereof, and intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

SECTION 1.1    Amendments to the Merger Agreement.

(a) The third recital to the Merger Agreement is hereby amended by replacing the words “each Parent ADS representing one Parent Ordinary Share” with “each Parent ADS representing a number of Parent Ordinary Shares equal to the ADS Ratio”.

(b) The first sentence of Section 2.1(c)(i) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than the Excluded Shares) (collectively, the “Shares”) shall be converted into and become one (1) share of Initial Surviving Company Stock, and each such share of Initial Surviving Company Stock shall immediately thereafter be automatically exchanged for (A) the number of Parent ADSs equal to (1) the Exchange Ratio divided by (2) the ADS Ratio, duly and validly issued against the deposit of the requisite number of underlying Parent Ordinary Shares in accordance with the Deposit Agreement (the “Merger Consideration”) in accordance with Section 2.3(a), (B) cash in lieu of any fractional Parent ADSs to which such holder is entitled pursuant to Section 2.3(e) and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c), in each case without interest (subject to any applicable withholding Tax).”

(c) The third sentence of Section 2.3(a) of the Merger Agreement is hereby amended by replacing the words “equal to the number of Parent ADSs issuable pursuant to Section 2.1(c)” with “equal to the product of (A) the number of Parent ADSs issuable pursuant to Section 2.1(c) and (B) the ADS Ratio”.

(d) Section 2.3(e) of the Merger Agreement is hereby amended by replacing the words “the Exchange Ratio” with “the Exchange Ratio divided by the ADS Ratio pursuant to Section 2.1(c)(i)”.

(e) Section 2.4(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Each option that represents the right to acquire shares of Company Common Stock and that is outstanding immediately prior to the First Effective Time (whether or not then vested or exercisable) (each, an “Option”) shall at the First Effective Time be converted into an option (each, an “Assumed Option”) to purchase a number of Parent ADSs (or Parent Ordinary Shares, as determined by Parent acting reasonably) (rounded down to the nearest number of whole Parent ADSs or Parent Ordinary Shares, as the case may be) equal to the product of (i) the number of shares of Company Common Stock subject to such Option immediately prior to the First Effective Time and (ii) (A) in the case of Assumed Options in respect of Parent ADSs, the Exchange Ratio divided by the ADS Ratio and (B) in the case of Assumed Options in respect of Parent Ordinary Shares, the Exchange Ratio, in each case at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Option immediately prior to the First Effective Time divided by (y) (1) in the case of Assumed Options in respect of Parent ADSs, the Exchange Ratio divided by the ADS Ratio and (2) in the case of Assumed Options in respect of Parent Ordinary Shares, the Exchange Ratio. Any restrictions on the exercise of any Assumed Option shall continue in full force and effect and the term, exercisability, vesting schedule (including any double-trigger vesting) and other provisions of such Assumed Option shall otherwise remain unchanged as a result of the assumption of such Assumed Option.”

(f) Section 2.4(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Each restricted stock unit with respect to shares of Company Common Stock that is outstanding immediately prior to the First Effective Time (collectively, the “Company RSUs”) shall at the First Effective Time be converted into a restricted stock unit of Parent (each, an “Assumed RSU”) with respect to a number of Parent ADSs (or Parent Ordinary Shares, as determined by Parent acting reasonably) (rounded to the nearest number of whole Parent ADSs or Parent Ordinary Shares, as the case may be) equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the First Effective Time and (ii) (A) in the case of Assumed RSUs in respect of Parent ADSs, the Exchange Ratio divided by the ADS Ratio and (B) in the case of Assumed RSUs in respect of Parent Ordinary Shares, the Exchange Ratio. The vesting schedule (including any double-trigger vesting) and other provisions of such Assumed RSU shall otherwise remain unchanged as a result of the assumption of such Assumed RSU.”

(g) Section 2.6(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“In the event that, prior to the date of the initial filing of the Form F-4, Parent, acting in good faith (after consulting with and considering in good faith the views of the Company), reasonably determines that it is desirable to issue Parent Ordinary Shares equal to the Exchange Ratio for each outstanding Share as the Merger Consideration in lieu of Parent ADSs to the holders of Shares, the parties hereto agree to negotiate and cooperate in good faith to enter into an appropriate amendment to this Agreement to reflect such change in the form of the Merger Consideration and provide for other changes necessitated thereby; provided, however, that failure of the parties hereto to agree to such an amendment shall not cause any condition to Closing set forth herein not to be satisfied or otherwise cause any breach of this Agreement; provided, further, that (i) any actions taken pursuant to this Section 2.6(b) shall not, without the prior written consent of each of Parent and the Company, (A) alter or change the Exchange Ratio, the ADS Ratio or the amount, nature or mix of the Merger Consideration (or the consideration payable to holders of Options and Company RSUs pursuant to Section 2.4), other than the substitution of Parent Ordinary Shares for Parent ADSs, (B) impose any material economic or other cost on Parent or its shareholders or the Company or its stockholders, (C) adversely affect the Intended Tax Treatment or otherwise result in any material adverse Tax impact to the stockholders of the Company or the parties hereto, (D) prevent or materially delay or impair the receipt of any consents or approvals of, or the completion of any notices to or filings, declarations or registrations with, any Governmental Authority that are necessary for the consummation of the Transactions, or (E) prevent or materially delay or impair the consummation of the Transactions, (ii) any such Parent Ordinary Shares to be issued as the Merger Consideration shall, as of the First Effective Time, have been approved for listing on the NYSE or the NASDAQ, subject only to official notice of issuance and (iii) such amendment would not be expected to have any of the effects or consequences in clauses (i)(A) through (i)(E) above.”

(h) Section 5.15(a) of the Merger Agreement is hereby amended by replacing the words “that each Parent ADS under the ADR Facility shall represent and be exchangeable for one Parent Ordinary Share ranking pari passu” with “that each Parent ADS under the ADR Facility shall represent and be exchangeable for a number of Parent Ordinary Shares equal to the ADS Ratio and ranking pari passu”.

(i) Section 8.13 of the Merger Agreement is hereby amended by amending and restating the definition of “Exchange Ratio” in its entirety as follows:

“Exchange Ratio” means 0.6710.

(j) Section 8.13 of the Merger Agreement is hereby amended by adding the following defined terms in alphabetical order:

“ADS Ratio” means 0.20, or such other ratio as is agreed to by the parties hereto in writing prior to the First Effective Time.

SECTION 1.2    Representations and Warranties of the Company. The Company represents and warrants to Parent, Merger Sub and Merger Sub II that:

(a) The Company has all necessary corporate power and authority to execute and deliver this Amendment.

(b) The execution and delivery of this Amendment have been duly authorized and approved by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Amendment.

(c) This Amendment has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 1.3    Representations and Warranties of Parent, Merger Sub and Merger Sub II. Parent, Merger Sub and Merger Sub II jointly and severally represent and warrant to the Company that:

(a) Each of Parent, Merger Sub and Merger Sub II has all necessary corporate power and authority to execute and deliver this Amendment.

(b) The execution and delivery of this Amendment have been duly authorized and approved by all necessary corporate action by Parent, Merger Sub and Merger Sub II (including by the Parent Boards and the board of directors of each Merger Sub), and no other corporate action on the part of Parent, Merger Sub or Merger Sub II is necessary to authorize the execution and delivery of this Amendment.

(c) This Amendment has been duly executed and delivered by Parent, Merger Sub and Merger Sub II and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Merger Sub II, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 1.4    Full Force and Effect. Except to the extent specifically amended hereby, the Merger Agreement remains unchanged and in full force and effect. From and after the execution of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof”, “hereunder” or words of similar import will be deemed to mean the Merger Agreement, as amended by this Amendment, and each reference to the “date hereof”, the “date of this Agreement” or words of similar import will continue to mean June 10, 2020.

SECTION 1.5    Entire Agreement. This Amendment and the Merger Agreement (as heretofore amended and including the Company Disclosure Schedule and Parent Disclosure Schedule and the exhibits thereto), together with any other instruments delivered hereunder or thereunder and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

SECTION 1.6    General Provisions. The provisions of Article VIII of the Merger Agreement, to the extent not already set forth in this Amendment, are incorporated herein by reference and form a part of this Amendment as if set forth herein, mutatis mutandis.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first above written.

GRUBHUB INC.,

by
/s/ Matt Maloney
	Name:	Matt Maloney
	Title:	Chief Executive Officer

CHECKERS MERGER SUB I, INC.

by
/s/ Sophie Versteege
	Name:	Sophie Versteege
	Title:	Secretary

CHECKERS MERGER SUB II, INC.

by
/s/ Sophie Versteege
	Name:	Sophie Versteege
	Title:	Secretary

JUST EAT TAKEAWAY.COM N.V.

by
/s/ Brent Wissink
	Name:	Brent Wissink
	Title:	Chief Financial Officer

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